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                                                                  Exhibit (23)-1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-_____) on Form S-8 of the Banc Corporation pertaining to the Stock Issued to Continuing Directors in Satisfaction of Deferred Compensation Plan Obligations of our reports dated March 16, 2006, relating to our audits of the consolidated financial statements of The Banc Corporation and subsidiaries, The Banc Corporation and subsidiaries' management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Banc Corporation and subsidiaries, which appear in the Annual Report on Form 10-K of The Banc Corporation for the year ended December 31, 2005. Our report dated March 16, 2006, on the effectiveness of internal control over financial reporting as of December 31, 2005, expressed an opinion that The Banc Corporation and subsidiaries had not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/Carr, Riggs & Ingram, LLC

Montgomery, Alabama
March 31, 2006